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                             ALLAIRE CORPORATION
                                  EXHIBIT 11.2
     STATEMENT RE: COMPUTATION OF SUPPLEMENTAL UNAUDITED NET LOSS PER SHARE
                       AND PRO FORMA NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

                                                         Year ended           THREE MONTHS ENDED
                                                         December 31               March 31,
                                                  1996      1997       1998       1998      1999
                                                 -------   --------   --------   -------   -------
Basic and diluted net loss per share:
Net loss......................................   $(2,026)  $(11,548)  $(17,112)  $(4,057)  $(2,883)
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------
  Basic and diluted weighted average
   common shares outstanding..................     1,756      1,830      3,207     2,742     9,093
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------
Basic and diluted net loss per share..........   $ (1.15)  $  (6.31)  $  (5.34)  $ (1.48)  $ (0.32)
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------

                                                       Year Ended
                                                       December 31       THREE MONTHS ENDED MARCH 31,
                                                     1997        1998          1998       1999
                                                    --------   --------       -------    -------
Pro forma basic and diluted net loss per share:
Net loss..........................................  $(11,548)  $(13,112)      $(4,057)   $(2,883)
                                                    --------   --------       -------    -------
                                                    --------   --------       -------    -------
Pro forma basic and diluted weighted average
 shares outstanding

  Shares attributable to common stock (1).........     1,870      3,240         2,782      9,133

  Shares attributable to the assumed conversion of
   convertible preferred stock upon closing of the
   initial public offering.........................    2,863      3,818         3,817        898
                                                    --------   --------       -------    -------

Pro forma basic and diluted weighted average
 shares outstanding................................    4,733      7,065         6,599     10,031
                                                    --------   --------       -------    -------
                                                    --------   --------       -------    -------
Pro forma basic and diluted loss per share......... $  (2.44)  $  (2.42)      $ (0.61)   $ (0.29)
                                                    --------   --------       -------    -------
                                                    --------   --------       -------    -------

(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapsed upon the consummation of the initial public offering in January 1999.